Exhibit 10.42

NOTICE OF PURCHASE AND SALE

Victory Park Management, LLC,
as Agent under the Financing Agreement described below

FEBRUARY 16, 2016

Ladies and Gentlemen:

Reference is made to that certain Financing Agreement, dated as of October 30, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), among Social Reality, Inc., a Delaware corporation (“Social”), Steel Media, a California corporation (“Steel” and together with Social, each a “Borrower” and collectively the “Borrowers”), Social as the Borrower Representative, the Guarantors party thereto, Victory Park Management, LLC, as Agent for the Lenders and the Holders, and the Lenders signatory thereto from time to time.  Capitalized terms used but not otherwise defined in this letter shall have the meanings given to such terms in the Financing Agreement.

The Borrower Representative hereby gives you irrevocable notice, pursuant to Section 2.1 of the Financing Agreement of its proposed issuance of Additional Notes and its request that the Lenders purchase such Additional Notes (the “Proposed Issuance”) under the Financing Agreement and, in that connection, sets forth the following information:

a.

The amount of the Proposed Issuance is $500,000 of Additional Notes;

b.

The date of the Proposed Issuance is February 16, 2016 (the “Issuance Date”); and

c.

The proceeds of the applicable Lenders’ purchase of the Proposed Issuance shall be disbursed in accordance with the instructions set forth on Exhibit A attached hereto.

The undersigned hereby certifies that the following statements are true and correct on the date hereof and will be true and correct on the Issuance Date, both before and after giving effect to the Proposed Issuance:

i.

The representations and warranties by each Credit Party contained in the Financing Agreement and in each other Transaction Document are true and correct in all material respects (without duplication of any materiality qualifiers) as of the Issuance Date (subject to such updates to the Schedules, if any, as are approved by the Agent in its reasonable discretion), except to the extent that such representation or warranty expressly relates to an earlier date, including the Closing Date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifiers) as of such earlier date);

ii.

No Default or Event of Default has occurred and is continuing or would result after giving effect to such Proposed Issuance; and

iii.

The aggregate outstanding principal amount of the Notes does not exceed the Maximum Note Balance.

IN WITNESS WHEREOF, the undersigned have executed this notice by their respective duly authorized officers as of the date first forth above.

SOCIAL REALITY, INC., a Delaware
corporation, as the Borrower Representative

By:	/s/ Christopher Miglino
Name:	Christopher Miglino
Title:	CEO